UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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GYRODYNE, LLC
(Name of Registrant as Specified In Its Charter)

STAR EQUITY FUND, LP STAR EQUITY FUND GP, LLC STAR VALUE, LLC STAR EQUITY HOLDINGS, INC. STAR INVESTMENT MANAGEMENT, LLC JEFFREY E. EBERWEIN HANNAH M. BIBLE MATTHEW R. SULLIVAN
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Star Equity Fund, LP (“Star Equity Fund”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of shareholders of Gyrodyne, LLC a New York limited liability company (the “Company”).

On April 28, 2023, Star Equity Fund issued the following press release:

Star Equity Fund Announces Nomination of Director Candidates at Gyrodyne, LLC

Believes Significant Board Change is Necessary to Create Shareholder Value

OLD GREENWICH, Conn. – April 28, 2023 – Star Equity Fund, LP (“Star Equity Fund” or “we”), a 5.4% shareholder of Gyrodyne, LLC (Nasdaq: GYRO) (“Gyrodyne” or the “Company”), announced today its nomination of two highly qualified director candidates for election to the Gyrodyne board of directors (the “Board”) at the Company’s 2023 annual meeting of shareholders (the “Annual Meeting”). We believe significant change to the Board is needed NOW to create value for all shareholders and our nominees will act in the best interests of ALL shareholders.

Following the Company’s class action settlement with shareholders in August 2015, Gyrodyne agreed to liquidate its then four-property real estate portfolio, return the proceeds to shareholders, and dissolve the Company. Almost eight years have passed, and the Company has sold only two of those properties, with the completion of the second sale occurring in August 2018 – almost five years ago -- while management and the Board have been receiving compensation the entire time. With the Company’s Flowerfield and Cortlandt Manor properties yet to be sold, we have little confidence Gyrodyne will complete its liquidation by its stated YE2024 deadline, which was already delayed two years from the previous deadline. Meanwhile, Gyrodyne shareholders have suffered value destruction during the incumbent Board’s tenure — Gyrodyne’s stock price has declined approximately 32% over the last year and almost 60% over the last five years.

We believe the Company effectively has become a compensation vehicle for the incumbent Board at the expense of shareholders. Our main concern is with the Board’s compensation plan tied to the Company’s dissolution process (the “Bonus Plan”). The Bonus Plan provides that upon liquidation of Gyrodyne’s properties, 5% of the gross sale proceeds are allocated to Board members and management as long as the proceeds exceed the properties’ appraised values, with 65% of the bonus pool percentage going to the Board. In addition, Board members and management earn a fee on any incremental gross proceeds in excess of the 2013 appraised values – appraisals which are now 10 years old! The Bonus Plan appears to be the main driver of the Board’s and management’s incentives, with Gyrodyne directors collectively owning only a small amount of Company shares despite an average director tenure of approximately 20 years and the management team collectively owning zero shares.

We believe that the Bonus Plan has warped the incentives of the Board and management, a situation for which we fault the Board. Instead of relying on the Bonus Plan, we believe the Board and management should be incentivized mainly with stock so they can be properly aligned with shareholder interests. Doing so would have the additional benefit of requiring shareholder approval for stock-based grants and changes to these grants. Disappointingly, the Board has made changes to the Bonus Plan several times — never with shareholder approval— something they could not do with a stock-based plan. Our nominees, if elected, intend to push the Board to terminate the Bonus Plan and replace it with a standard stock-based plan approved by shareholders.

As another example that we believe shows the Board’s lack of alignment with shareholders, in Gyrodyne’s 10-Q filed with the Securities and Exchange Commission on May 11, 2022, the Company amended the Bonus Plan (once again) such that it cannot be (a) suspended or terminated, or (b) amended in a manner that would reduce, eliminate or otherwise materially impair the manner in which (i) the bonus pool is to be determined, calculated or funded, or (ii) bonus payments are to be made to participants. The amendment also clarified that a director nominated for reelection but failing to be reelected would be treated as if he or she was terminated without cause (and thus eligible for modified benefits post-termination). We believe these changes are entrenchment and incumbent protection mechanisms prompted by our March 2022 press release regarding our intent to nominate directors. These changes to the Bonus Plan further reinforce our view that the Board is running this Company principally for its own benefit rather than for the benefit of shareholders. We believe the Board is incentivized to prolong the dissolution of the Company because they receive compensation in the interim and are more concerned with maximizing their bonus payout under the Bonus Plan rather than maximizing net present value for shareholders.

In addition to having a classified board, the Company’s advance notice provisions include the following requirements in order to nominate directors and challenge the Board, which we believe are shareholder unfriendly and designed to insulate the incumbent board from accountability to shareholders:

•	a nominating shareholder, to be eligible to nominate directors, must (i) hold at least $2,000 worth, or 1%, of the Company’s Common Shares for at least one year, or (ii) be entitled to cast votes with respect to at least 5% of the Company’s outstanding shares to nominate directors, and
•	a nominating shareholder must satisfy burdensome advance notice requirements, including having its director nominees complete extremely long and invasive questionnaires.

On August 1, 2022, we issued a press release announcing our intention to vote WITHHOLD on the re-election of incumbent board members Paul Lamb and Richard Smith due to their track record of poor corporate governance at Gyrodyne. We also announced our intention to vote AGAINST the Company’s executive compensation as a signal to Gyrodyne’s Board on the poor structure of its Bonus Plan. On August 24, 2022, the Company held its 2022 annual meeting of shareholders and a staggering 56% of votes cast voted WITHHOLD on the reelection of both Lamb and Smith. We believe this WITHHOLD percentage evidences a continuation of a high level of shareholder frustration, having increased from 34% in 2020 and 40% in 2021. In fact, many companies with good corporate governance practices have mandatory-resignation provisions in their bylaws requiring a director to submit their resignation if the WITHHOLD vote is greater than 50%. In addition, at the 2022 annual meeting of shareholders, 57% of votes cast voted against the approval of the Company’s executive compensation in a non-binding advisory vote - another sign of significant shareholder frustration.

It is abundantly clear to us that Gyrodyne’s Board lacks shareholder support. For years, shareholders have endured value destruction and neglect at the hands of a misaligned Board, who receives an egregious 65% of the payout under the Bonus Plan. Gyrodyne’s long-suffering shareholders deserve better, and we aim to give them an opportunity for much-needed change on the Board at the Annual Meeting.

About Star Equity Fund, LP

Star Equity Fund, LP is an investment fund managed by Star Equity Holdings, Inc. Star Equity Fund seeks to unlock shareholder value and improve corporate governance at its portfolio companies.

About Star Equity Holdings, Inc.

Star Equity Holdings, Inc. is a diversified holding company with three divisions: Healthcare, Construction, and Investments.

For more information contact:
Star Equity Fund, LP	The Equity Group
Jeffrey E. Eberwein	Lena Cati
Portfolio Manager	Senior Vice President
203-489-9501	212-836-9611
jeff.eberwein@starequity.com	lcati@equityny.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Star Equity Fund, LP (“Star Equity Fund”), together with the other participants named herein (collectively, “Star Equity”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of shareholders of Gyrodyne, LLC a New York limited liability company (the “Company”).

STAR EQUITY STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Star Equity Fund, Star Equity Fund GP, LLC (“Star Equity Fund GP”), Star Value, LLC (“Star Value”), Star Equity Holdings, Inc. (“Star Equity Holdings”), Star Investment Management, LLC (“Star Investment Management”), Jeffrey E. Eberwein, Hannah M. Bible, and Matthew R. Sullivan.

As of the date hereof, Star Equity Fund beneficially owns directly 79,734 common shares of LLC interests, par value $1.00 per share, of the Company (the “Common Shares”). Star Equity Fund GP, as the general partner of Star Equity Fund, may be deemed to beneficially own the 79,734 Common Shares owned directly by Star Equity Fund. Star Value, as the sole member of Star Equity Fund GP, may be deemed to beneficially own the 79,734 Common Shares owned directly by Star Equity Fund. Star Equity Holdings, as the parent company of Star Equity Fund, may be deemed to beneficially own the 79,734 Common Shares owned directly by Star Equity Fund. Star Investment Management, as the investment manager of Star Equity Fund, may be deemed to beneficially own the 79,734 Common Shares owned directly by Star Equity Fund. Mr. Eberwein, as the Portfolio Manager of Star Equity Fund, may be deemed to beneficially own the 79,734 Common Shares owned directly by Star Equity Fund. As of the date hereof, neither Ms. Bible nor Mr. Sullivan beneficially owns any Common Shares.